Becker Capital Management, Inc.
1211 SW 5TH AVENUE, SUITE 2185
PORTLAND, OREGON 97204
www.beckercap.com
PHONE 503-223-1720
FAX 503-223-3624

February 13, 2008

To: Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment adviser to the Becker Small Cap Value Equity Fund (the "Fund") pursuant to the Management Agreement approved by the Board of Trustees.

Effective as of March 1, 2008 through February 29, 2009, we hereby agree to waive our advisory fee and/or reimburse expenses of the Fund, but only to the extent necessary to maintain the Fund's net annual operating expenses (excluding brokerage fees and commissions; borrowing costs, such as (a) interest and (b) dividend expenses on securities sold short; taxes; any indirect expenses, such as expenses incurred by other investment companies in which the Fund may invest; and extraordinary expenses) at 1.20% of the Fund's average daily net assets. Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular waiver or reimbursement occurred; provided that the Fund is able to make the repayment without exceeding the 1.20% expense limitation.

Very truly yours,

BECKER CAPITAL MANAGEMENT, INC.

By: ______________________
Janeen S. McAninch, President

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By: ______________________
Anthony Ghoston, President

2408080